VOXCOM HOLDINGS, INC.

                                  Subsidiaries

AmeraPress, Inc., a Nevada corporation

Voxcom Systems, Inc., a Delaware corporation

MAXpc Technologies, Inc., a Texas corporation

Home Business Group, Inc., a Nevada corporation

All subsidiaries are wholly owned by the Company

                                                                   EXHIBIT 27.01




                   Appendix A to Item 601(c) of Regulation S-B
                       Commercial and Industrial Companies
                           Article 5 of Regulation S-X

Item Number             Item Description

5-02(1)                 cash and cash items                                                 241,884
5-02(2)                 marketable securities                                                    --
5-02(3)(a)(1)           notes and accounts receivable-trade                                      --
5-02(4)                 allowances for doubtful accounts                                         --
5-02(6)                 inventory                                                           381,952
5-02(9)                 total current assets                                              1,469,275
5-02(13)                property plant and equipment                                        876,076
5-02(14)                accumulated depreciation                                            164,835
5-02(18)                total assets                                                     3,327,546
5-02(21)                total current liabilities                                         2,623,502
5-02(22)                bonds, mortgages and similar debt                                        --
5-02(28)                preferred stock-mandatory redemption                                     --
5-02(29)                preferred stock-no mandatory redemption                           8,000,000
5-02(30)                common stock                                                            557
5-02(31)                other stockholders' equity                                      (7,296,513)
5-02(32)                total liabilities and stockholders' equity                       3,327,546
5-03(b)1(a)             net sales of tnagible products                                   12,287,356
5-03(b)1                total revenues                                                   12,287,356
5-03(b)2(a)             cost of tangible goods sold                                       1,410,316
5-03(b)2                total costs and expenses applicable sales and revenues            8,745,123
5-03(b)3                other costs and expenses                                                 --
5-03(b)5                provision for doubtful accounts and notes                                --
5-03(b)(8)              interest and amortization of debt discount                          140,412
5-03(b)(10)             income before taxes and other items                               1,991,505
5-03(b)(11)             income tax expense                                                  736,857
5-03(b)(14)             income/loss continuing operations                                 1,254,648
5-03(b)(15)             discontinued operations                                                  --
5-03(b)(17)             extraordinary items                                                      --
5-03(b)(18)             cumulative effect-changes in accounting principles                       --
5-03(b)(19)             net income or loss                                                1,254,648
5-03(b)(20)             earnings per share-primary                                             0.24
5-03(b)(20)             earnings per share-fully diluted                                         --

